Exhibit (d)(7)(b)

AMENDMENT TO

SUB-ADVISORY AGREEMENT

This amendment (the “Amendment”) to the Sub-Advisory Agreement (the “Agreement”) dated July 1, 2005, between Pictet Asset Management LTD (the “Sub-Advisor”), Forward Funds (the “Trust”), on behalf of the Forward Emerging Markets Fund, a series of the Trust (the “Fund”), and Forward Management, LLC (the “Advisor”), is entered into as of August 1, 2009 with reference to the following facts:

WHEREAS, the Trust is a Delaware statutory trust of the series type organized under an Amended and Restated Declaration of Trust dated as of May 1, 2005, as amended, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, diversified management investment company, and the Fund is a series of the Trust; and

WHEREAS, the Advisor has been retained by the Trust to provide investment advisory services to the Fund with regard to the Fund’s investments, as further described in the Trust’s registration statement on Form N-1A (the “Registration Statement”) and pursuant to an Investment Management Agreement dated July 1, 2005; and

WHEREAS, the Trust’s Board of Trustees (the “Trustees”), including a majority of the Trustees who are not “interested persons” as defined in the 1940 Act, and the Fund’s shareholders to the extent required under applicable law have approved the appointment of the Sub-Advisor to perform certain investment advisory services for the Trust, on behalf of the Fund, pursuant to the Agreement and as described in the Registration Statement, and the Sub-Advisor is willing to perform such services for the Fund; and

WHEREAS, pursuant to Section 15 of the Agreement, the Advisor, the Trust and the Sub-Advisor agree to amend the Agreement as described herein.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 7 - Compensation: The first sentence of Section 7 is replaced and amended to read as follows:

For services specified in this Agreement, the Trust agrees to pay 80 basis points to the Sub-Adviser for the Fund assets managed by the Sub-Adviser as may be identified by the Adviser from time to time, calculated as set forth below, subject to adjustment for the expense cap as set forth below (the “Fee”).

2. This Amendment shall be effective as of the date hereof, and shall continue until terminated in accordance with Section 14 of the Agreement.

3. All terms of the Agreement shall remain in force to the extent not inconsistent with the above.

4. This Amendment shall be construed and interpreted in accordance with the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, as amended, or rules or orders of the Securities and Exchange Commission thereunder.

5. This Amendment may be executed in counterparts and may be accepted in an electronically transmitted format. Any executed counterpart, including in an electronically transmitted format, shall be considered to be an original.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the effective date above written.

FORWARD FUNDS

By:	/s/ J. Alan Reid, Jr.
	Name:	J. Alan Reid, Jr.
	Title:	President

PICTET ASSET MANAGEMENT LTD

By:	/s/ Anne Black
	Name:	Anne Black
	Title:	Head of CRM Financial

PICTET ASSET MANAGEMENT LTD

By:	/s/ David Cawthrow
	Name:	David Cawthrow
	Title:	Head of Compliance

FORWARD MANAGEMENT, LLC

By:	/s/ Mary Curran
	Name:	Mary Curran
	Title:	Secretary